SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of December 17, 2013 (this “Agreement”), is by and among BTX Trader LLC, a Delaware limited liability company (the “Company”) and Ilya Subkhankulov and Divya Thakur (each, a “Holder”, and together with their successors and assigns, the “Holders”).

WHEREAS, the Holders are the holders of Senior Secured Promissory Notes issued by the Company bearing even date herewith in the aggregate principal amount of $500,000 (collectively and severally, the “Notes”) pursuant to the terms of that certain Securities Purchase Agreement dated December 17, 2013 by and among the Company and the Holders (the “Securities Purchase Agreement”);

WHEREAS, in order to induce the Holders to sell and transfer all of the worldwide right, title and interest in the Assets to the Company, the Company has agreed to execute and deliver to the Holders this Agreement and other collateral documents and to grant the to the Holders, for the pro rata benefit of the Holders, a security interest in the Assets to secure the prompt payment, performance and discharge in full of the obligations of the Company (the “Obligations”) under the Securities Purchase Agreement and the other Transaction Documents (as defined in the Notes);  and

WHEREAS, the following defined terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined:  Accounts, Chattel Paper, Documents, General Intangibles, Instruments, Inventory and Proceeds; and all capitalized terms not otherwise specifically defined in this Agreement shall have the meanings given thereto in the Notes or if not expressly defined in the Notes, then in the Securities Purchase Agreement.

NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Grant of General Security Interest in Collateral.

1.1           As security for the Obligations of Company, Company hereby grants the Holders, a security interest in the Collateral.

1.2           “Collateral” shall mean all of the following property of Company: the Assets (as defined in the Securities Purchase Agreement.

 1.3           The Holders are hereby specifically authorized, after the Maturity Date (as defined in the Notes) accelerated or otherwise, and after the occurrence of an Event of Default (as defined herein) and the expiration of any applicable cure period, to transfer any Collateral into the name of the Holders and to take any and all action deemed advisable to the Holders to remove any transfer restrictions affecting the Collateral.

2.           Perfection of Security Interest.

2.1           Company shall prepare, execute and deliver to the Holders UCC-1 Financing Statements.  The Holders are instructed to prepare and file at Company’s cost and expense, financing statements in such jurisdictions deemed advisable to Holders, including but not limited to the State of Delaware.

2.2             If applicable, all other certificates and instruments constituting Collateral required to be pledged to Holders pursuant to the terms hereof (the “Additional Collateral”) shall be delivered to Holders promptly upon receipt thereof by or on behalf of Company.  All such certificates and instruments shall be held by or on behalf of Holders pursuant hereto and shall be delivered in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment or undated stock powers executed in blank, all in form and substance satisfactory to Holders.  If any Collateral consists of uncertificated securities, unless the immediately following sentence is applicable thereto, Company shall cause Holders (or its custodian, nominee or other designee) to become the registered holders thereof, or cause each issuer of such securities to agree that it will comply with instructions originated by Holders with respect to such securities without further consent by Company.  If any Collateral consists of security entitlements, Company shall transfer such security entitlements to Holders (or its custodian, nominee or other designee) or cause the applicable securities intermediary to agree that it will comply with entitlement orders by Holders without further consent by Company.

2.3           If Company shall receive, by virtue of Company being or having been an owner of any Collateral, any (i) stock certificate (including, without limitation, any certificate representing a stock dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off), promissory note or other instrument, (ii) option or right, whether as an addition to, substitution for, or in exchange for, any Collateral, or otherwise, (iii) dividends payable in cash (except such dividends permitted to be retained by Company pursuant to Section 3.2 hereof) or in securities or other property or (iv) dividends or other distributions in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, Company shall receive such stock certificate, promissory note, instrument, option, right, payment or distribution in trust for the benefit of Holders, shall segregate it from Company’s other property and shall deliver it forthwith to Holders, in the exact form received, with any necessary endorsement and/or appropriate stock powers duly executed in blank, to be held by Holders as Collateral and as further collateral security for the Obligations.

3.           Distribution.

3.1           So long as an Event of Default does not exist, Company shall be entitled to exercise all voting power pertaining to any of the Collateral, provided such exercise is not contrary to the interests of the Holders and does not impair the Collateral.

3.2.           At any time an Event of Default exists or has occurred and is continuing, all rights of Company, upon notice given by Holders, to exercise the voting power and receive payments, which it would otherwise be entitled to pursuant to Section 3.1, shall cease and all such rights shall thereupon become vested in Holders, which shall thereupon have the sole right to exercise such voting power and receive such payments.

3.3           All dividends, distributions, interest and other payments which are received by Company contrary to the provisions of Section 3.2 shall be received in trust for the benefit of Holders as security and Collateral for payment of the Obligation, shall be segregated from other funds of Company, and shall be forthwith paid over to Holders as Collateral in the exact form received with any necessary endorsement and/or appropriate stock powers duly executed in blank, to be held by Holders as Collateral and as further collateral security for the Obligations.

4.           Further Action By Company; Covenants and Warranties.

4.1           Subject to the terms of this Agreement, Holders at all times shall have a perfected security interest in the Collateral. Company represents that, other than the security interests described on Schedule 4.1, it has and will continue to have full title to the Collateral free from any liens, leases, encumbrances, judgments or other claims.  The Holders’ security interest in the Collateral constitutes and will continue to constitute a first, prior and indefeasible security interest in favor of Holders, subject only to the security interests described on Schedule 4.1.  Company will do all acts and things, and will execute and file all instruments (including, but not limited to, security agreements, financing statements, continuation statements, etc.) reasonably requested by Holders to establish, maintain and continue the perfected security interest of Holders in the perfected Collateral, and will promptly on demand, pay all costs and expenses of filing and recording, including the costs of any searches reasonably deemed necessary by Holders from time to time to establish and determine the validity and the continuing priority of the security interest of Holders, and also pay all other claims and charges that, in the opinion of Holders are reasonably likely to materially prejudice, imperil or otherwise affect the Collateral or Holders’ security interests therein.

4.2           Except (i) in connection with sales of Collateral, in the ordinary course of business, for fair value and in cash and (ii) for Collateral which is substituted by assets of identical or greater value (subject to the consent of the Holders) or which is inconsequential in value, Company will not sell, transfer, assign or pledge those items of Collateral (or allow any such items to be sold, transferred, assigned or pledged), without the prior written consent of Holders other than a transfer of the Collateral to a wholly-owned United States formed and located subsidiary on prior notice to Holders, and provided the Collateral remains subject to the security interest herein described.  Although Proceeds of Collateral are covered by this Agreement, this shall not be construed to mean that Holders consent to any sale of the Collateral, except as provided herein.  Sales of Collateral in the ordinary course of business and as described above shall be free of the security interest of Holders and Holders shall promptly execute such documents (including without limitation releases and termination statements) as may be required by Company to evidence or effectuate the same.

4.3           Company will, at all reasonable times during regular business hours and upon reasonable notice, allow Holders or their representatives free and complete access to the Collateral and all of Company’s records that in any way relate to the Collateral, for such inspection and examination as Holders reasonably deem necessary.

4.4           Company, at its sole cost and expense, will protect and defend this Security Agreement, all of the rights of Holders hereunder, and the Collateral against the claims and demands of all other persons.

4.5           Company will promptly notify Holders of any levy, distraint or other seizure by legal process or otherwise of any part of the Collateral, and of any threatened or filed claims or proceedings that are reasonably likely to affect or impair any of the rights of Holders under this Security Agreement in any material respect.

4.6           Company, at its own expense, will obtain and maintain in force insurance policies covering losses or damage to those items of Collateral which constitute physical personal property, which insurance shall be of the types customarily insured against by companies in the same or similar business, similarly situated, in such amounts (with such deductible amounts) as is customary for such companies under the same or similar circumstances, similarly situated.  Company shall make the Holders loss payee thereon to the extent of its interest in the Collateral. Holders are hereby irrevocably (until the Obligations are indefeasibly paid in full) appointed Company’s attorney-in-fact to endorse any check or draft that may be payable to Company so that Holders may collect the proceeds payable for any loss under such insurance.  The proceeds of such insurance, less any costs and expenses incurred or paid by Holders in the collection thereof, shall be applied either toward the cost of the repair or replacement of the items damaged or destroyed, or on account of any sums secured hereby, whether or not then due or payable.

4.7           In order to protect the Collateral and Holders’ interest therein, Holders may, at Holders’ option, and without any obligation to do so, pay, perform and discharge any and all amounts, costs, expenses and liabilities herein agreed to be paid or performed by Company upon Company’s failure to do so.  All amounts expended by Holders in so doing shall become part of the Obligations secured hereby, and shall be immediately due and payable by Company to Holders upon demand and shall bear interest at the lesser of 16% per annum or the highest legal amount allowed from the dates of such expenditures until paid.

4.8           Upon the request of Holders, Company will furnish to Holders within five (5) Business Days thereafter, or to any proposed assignee of this Security Agreement, a written statement in form reasonably satisfactory to Holders, duly acknowledged, certifying the amount of the principal and interest and any other sum then owing under the Obligations, whether to its knowledge any claims, offsets or defenses exist against the Obligations or against this Security Agreement, or any of the terms and provisions of any other agreement of Company securing the Obligations.  In connection with any assignment by Holders of this Security Agreement, Company hereby agrees to cause the insurance policies required hereby to be carried by Company, if any, to be endorsed in form satisfactory to Holders or to such assignee, with loss payable clauses in favor of such assignee, and to cause such endorsements to be delivered to Holders within ten (10) calendar days after request therefor by Holders.

4.9           Company will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Holders from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other reasonable assurances or instruments and take further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, as the Holders may reasonably require to perfect their security interest hereunder.

4.10           Company represents and warrants that they are the true and lawful exclusive owners of the Collateral, free and clear of any liens, encumbrances and claims other than those listed on Schedule 4.1.

4.11           Company hereby agrees not to divest itself of any right under the Collateral except as permitted herein absent prior written approval of the Holders, except to a subsidiary organized and located in the United States on prior notice to Holders provided the Collateral remains subject to the security interest herein described.

4.12           Company will notify Holders within ten (10) days of the occurrence of any change of Company’s name, domicile, address or jurisdiction of incorporation.  The timely giving of this notice is a material obligation of Company.

5.           Power of Attorney.

At any time an Event of Default has occurred, and only after the applicable cure period as set forth in this Agreement and the other Transaction Documents, and is continuing, Company hereby irrevocably constitutes and appoints Holders as the true and lawful attorney of Company, with full power of substitution, in the place and stead of Company and in the name of Company or otherwise, at any time or times, in the discretion of the Holders, to take any action and to execute any instrument or document which the Holders may deem necessary or advisable to accomplish the purposes of this Agreement.  This power of attorney is coupled with an interest and is irrevocable until the Obligations are satisfied.

6.           Performance By The Holders.

If Company fails to perform any material covenant, agreement, duty or obligation of Company under this Agreement, Holders may, after any applicable cure period, at any time or times in its discretion, take action to effect performance of such obligation.  All reasonable expenses of the Holders incurred in connection with the foregoing authorization shall be payable by Company as provided in Paragraph 10.1 hereof.  No discretionary right, remedy or power granted to the Holders under any part of this Agreement shall be deemed to impose any obligation whatsoever on the Holders with respect thereto, such rights, remedies and powers being solely for the protection of the Holders.

7.           Event of Default.

An event of default (“Event of Default”) shall be deemed to have occurred hereunder upon the occurrence of any event of default as defined and described in this Agreement or in the Notes or any other Transaction Document.   Upon and after any Event of Default, after the applicable cure period, if any, any or all of the Obligations shall become immediately due and payable at the option of the Holders, and the Holders may dispose of Collateral as provided below.  A default by Company of any of its material obligations pursuant to this Agreement and any of the Transaction Documents shall be an Event of Default hereunder and an “Event of Default” as defined in the Notes.

8.           Disposition of Collateral.

Upon and after any Event of Default which is then continuing,

8.1           The Holders may exercise their rights with respect to each and every component of the Collateral, without regard to the existence of any other security or source of payment for, in order to satisfy the Obligations.  In addition to other rights and remedies provided for herein or otherwise available to it, the Holders shall have all of the rights and remedies of a Holder on default under the Uniform Commercial Code then in effect in the State of New York.

8.2           If any notice to Company of the sale or other disposition of Collateral is required by then applicable law, five (5) Business Days prior written notice (which Company agrees is reasonable notice within the meaning of Section 9.612(a) of the Uniform Commercial Code) shall be given to Company of the time and place of any sale of Collateral which Company hereby agrees may be by private sale.  The rights granted in this Section are in addition to any and all rights available to Holders under the Uniform Commercial Code.

8.3           The Holders are authorized, at any such sale, if the Holders deem it advisable to do so, in order to comply with any applicable securities laws, to restrict the prospective bidders or purchasers to persons who will represent and agree, among other things, that they are purchasing the Collateral for their own account for investment, and not with a view to the distribution or resale thereof, or otherwise to restrict such sale in such other manner as the Holders deem advisable to ensure such compliance.  Sales made subject to such restrictions shall be deemed to have been made in a commercially reasonable manner.

8.4           All proceeds received by the Holders in respect of any sale, collection or other enforcement or disposition of Collateral, shall be applied (after deduction of any amounts payable to the Holders pursuant to Paragraph 10.1 hereof) against the Obligations.   Upon payment in full of all Obligations, Company shall be entitled to the return of all Collateral, including cash, which has not been used or applied toward the payment of Obligations or used or applied to any and all costs or expenses of the Holders incurred in connection with the liquidation of the Collateral (unless another person is legally entitled thereto).  Any assignment of Collateral by the Holders to Company shall be without representation or warranty of any nature whatsoever and wholly without recourse.  To the extent allowed by law, Holders may purchase the Collateral and pay for such purchase by offsetting the purchase price with sums owed to Holders by Company arising under the Obligations or any other source.

8.5           Rights of Holders to Appoint Receiver.   Without limiting, and in addition to, any other rights, options and remedies Holders have under the Transaction Documents, the UCC, at law or in equity, or otherwise, upon the occurrence and continuation of an Event of Default, Holders shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction.  Company expressly agrees that such a receiver will be able to manage, protect and preserve the Collateral and continue the operation of the business of Company to the extent necessary to collect all revenues and profits thereof and to apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, until a sale or other disposition of such Collateral shall be finally made and consummated.  Company waives any right to require a bond to be posted by or on behalf of any such receiver.

9.           Waiver of Automatic Stay.   Company acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against Company, or if any of the Collateral should become the subject of any bankruptcy or insolvency proceeding, then the Holders should be entitled to, among other relief to which the Holders may be entitled under the Notes and any other agreement to which the Company and Holders are parties and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holders to exercise all of their rights and remedies pursuant to the Transaction Documents and/or applicable law.  COMPANY EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362.  FURTHERMORE, COMPANY EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDERS TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE TRANSACTION DOCUMENTS AND/OR APPLICABLE LAW.   Company hereby consents to any motion for relief from stay which may be filed by the Holders in any bankruptcy or insolvency proceeding initiated by or against Company, and further agrees not to file any opposition to any motion for relief from stay filed by the Holders.  Company represents, acknowledges and agrees that this provision is a specific and material aspect of this Agreement, and that the Holders would not agree to the terms of this Agreement if this waiver were not a part of this Agreement.  Company further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holders nor any person acting on behalf of the Holders has made any representations to induce this waiver, that Company has been represented (or has had the opportunity to be represented) in the signing of this Agreement and in the making of this waiver by independent legal counsel selected by Company and that Company has had the opportunity to discuss this waiver with counsel.   Company further agrees that any bankruptcy or insolvency proceeding initiated by Company will only be brought in the Federal Court within the Southern District of New York.

10.           Miscellaneous.

10.1 Expenses. Company shall pay to the Holders, on demand, the amount of any and all reasonable expenses, including, without limitation, attorneys’ fees, legal expenses and brokers’ fees, which the Holders may incur in connection with (a) sale, collection or other enforcement or disposition of Collateral; (b) exercise or enforcement of any the rights, remedies or powers of the Holders hereunder or with respect to any or all of the Obligations upon breach or threatened breach; or (c) failure by Company to perform and observe any agreements of Company contained herein which are performed by Holders.

10.2           Waivers, Amendment and Remedies.  No course of dealing by the Holders and no failure by the Holders to exercise, or delay by the Holders in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, remedy or power of the Holders.  No amendment, modification or waiver of any provision of this Agreement and no consent to any departure by Company therefrom shall, in any event, be effective unless contained in a writing signed by the Holders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The rights, remedies and powers of the Holders, not only hereunder, but also under any instruments and agreements evidencing or securing the Obligations and under applicable law are cumulative, and may be exercised by the Holders from time to time in such order as the Holders may elect.

10.3           Notices.  All notices or other communications given or made hereunder shall be in writing and shall be personally delivered or deemed delivered the first Business Day after being faxed (provided that a copy is delivered by first class mail) to the party to receive the same at its address set forth below or to such other address as either party shall hereafter give to the other by notice duly made under this Section:

To the Company:     BTX Trader LLC

511 SE 5th Ave
Suite 613
Fort Lauderdale, Florida 33301
Attention: Managing Member

To Holders:

Ilya Subkhankulov

 Divya Thakur

 Any party may change its address by written notice in accordance with this paragraph.

10.4           Term; Binding Effect.  This Agreement shall (a) remain in full force and effect until payment and satisfaction in full of all of the Obligations; (b) be binding upon Company, and its successors and permitted assigns; and (c) inure to the benefit of the Holders and their successors and assigns.

10.5           Captions.  The captions of Paragraphs, Articles and Sections in this Agreement have been included for convenience of reference only, and shall not define or limit the provisions of this agreement and have no legal or other significance whatsoever.

 10.6           Governing Law; Venue; Severability.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction, except to the extent that the perfection of the security interest granted hereby in respect of any item of Collateral may be governed by the law of another jurisdiction.  Any legal action or proceeding against Company with respect to this Agreement must be brought only in the courts in the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, Company hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Company hereby irrevocably waives any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid, such invalidity shall not affect any other provisions which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable and the remaining, valid provisions shall remain of full force and effect.

10.7           Entire Agreement.  This Agreement contains the entire agreement of the parties and supersedes all other agreements and understandings, oral or written, with respect to the matters contained herein.

10.8           Counterparts/Execution.  This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  This Agreement may be executed by facsimile signature and delivered by electronic transmission.

10.9            Counsel.  Each party hereto acknowledges that it has been represented by independent legal counsel in the preparation of this Agreement and the matters referred to herein.  Each party recognizes and acknowledges that counsel to the Holders may have represented investors/lenders in the Company and WPCS and may participate in the preparation of additional agreements and documents related to the parties and their relationship and each party waives any conflicts of interest in connection therewith and other claims that it may not have been represented by its own counsel.

11.           Termination; Release.  When the Obligations have been indefeasibly paid and performed in full pursuant to the terms of the Notes,, this Agreement shall be terminated, and the Holders, at the request and sole expense of the Company, will execute and deliver to the Company the proper instruments (including UCC termination statements) acknowledging the termination of the Security Agreement, and duly assign, transfer and deliver to the Company, without recourse, representation or warranty of any kind whatsoever, such of the Collateral,  as may be in the possession of the Holders.

12.           Holders’ Powers.

12.1           Holders Powers.  The powers conferred on the Holders hereunder are solely to protect Holders’ interest in the Collateral and shall not impose any duty on it to exercise any such powers.

12.2           Reasonable Care.  The Holders are required to exercise reasonable care in the custody and preservation of any Collateral in its possession; provided, however, that the Holders shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purposes as any owner thereof reasonably requests in writing at times other than upon the occurrence and during the continuance of any Event of Default, but failure of the Holders to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Security Agreement, as of the date first written above.

HOLDERS:
___________________________________________ Ilya Subkhankulov ___________________________________________ Divya Thakur COMPANY: BTX TRADER, LLC Member By: Name: John O’Rourke Title: Managing Member

Schedule 4.1

Security Interests

[none]